Exhibit 10.18

MODIFICATION  #2 TO

THE PROMISSORY NOTE AGREEMENT

THIS MODIFICATION #2 TO THE PROMISSORY NOTE AGREEMENT (The "Agreement") made and entered into by and between Ralph M. Richart and John M. McCormack (The "Lenders") and International Isotopes Inc. (hereafter "Company", "Borrower", or "INIS") on December 23, 2013.

WITNESSETH:

WHEREAS, the Lenders have agreed to modify the maturity date for the loan balance of the note.

NOW, THEREFORE, in consideration of the above, the parties agree to modify the original Agreement, dated December 23, 2013, as follows:

1.

The maturity date of the Promissory Note is extended to December 31, 2020.

2.

All other provisions of the Promissory Note Agreement and Class L warrant documents remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the partied have executed this agreement as of the day and year as signed below.

The BORROWER

INTERNATIONAL ISOTOPES INC.

/s/ Steve Laflin	/ 2/13/17
Steve Laflin (CEO)

The LENDERS

/s/ Ralph M. Richart	/ 2/13/17	/s/ John M. McCormack	/ 2/13/17
Ralph M. Richart		John M. McCormack